Eleventh Amendment

To Automatic YRT Reinsurance Agreement

("Eleventh Amendment")

Between RiverSource Life Insurance Company

(Hereinafter the "Ceding Company")

And

[*]

(Hereinafter the "Reinsurer")

[*]

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Company ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Revised Tenth Amendment, and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

The following section is added to the end of Exhibit A:

Adjustment of Retained Share on Policy Anniversaries

On a policy anniversary, if the Net Amount at Risk exceeds the Specified Amount on a policy ("Policy A"), and if treating the Net Amount at Risk on Policy A as the Specified Amount would cause Ceding Company's Per Life Retention Limit (or Joint Life Retention Limit for a joint policy), based on original policy issue age and taking into account all policies on the life or lives (the "Limit"), to have been exceeded, then Retained Share will be adjusted so that the Limit is exactly retained, except that

∙For automatic cessions, if the Net Amount at Risk would exceed the Automatic Binding Limit defined in Exhibit B.3, the Reinsurer will provide coverage up to the Reinsurer's Percentage Share of the Automatic Binding Limit, and the Ceding Company will retain any excess Net Amount at Risk.

∙For facultative cessions, the Ceding Company will retain an amount large enough to avoid exceeding the maximum ultimate coverage amount in the facultative offer ("Offer Amount").

Similarly, for facultative cessions, on a policy anniversary, if the current Retained Share would cause the current Net Amount at Risk ceded to Reinsurer to exceed the Offer

Amount, Retained Share will be adjusted so that the Net Amount at Risk ceded to Reinsurer matches the Offer Amount.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Eleventh Amendment is effective [*] upon execution by both of the undersigned parties. This Eleventh Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]